UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 28, 2024

Date of Report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39317	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5701 N. Pima Road Scottsdale, Arizona	85250
(Address of principal executive offices)	(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On February 28, 2024 (the “Effective Date”), Semiconductor Components Industries, LLC (“SCILLC”), a wholly-owned subsidiary of ON Semiconductor Corporation (the “Corporation”), entered into its standard form of Executive Vice President/Group President employment agreement (the “New Agreement”) with Simon Keeton, Group President and General Manager of the Corporation’s Power Solutions Group. The New Agreement, the form of which has been used for Executive Vice Presidents since 2021, replaces and supersedes Mr. Keeton’s previous employment agreement, dated January 1, 2019, as of the Effective Date. The New Agreement has no specified term of years.

Base Salary and Target Bonus for Mr. Keeton. The New Agreement provides for an annual base salary of $600,000 and an annual target bonus opportunity of 100% of base salary, each of which is subject to review and adjustment from time to time by the Human Capital and Compensation Committee of the Corporation’s board of directors.

Obligations Upon Certain Termination Events.

Without Cause or For Good Reason. Under the New Agreement, if SCILLC terminates Mr. Keeton’s employment without “cause,” or Mr. Keeton resigns for “good reason” (as those terms are defined in the New Agreement), SCILLC will pay him: (i) a continuation of base salary for one year after the date of termination, subject to the restrictions noted below, in accordance with SCILLC’s ordinary payroll practices; (ii) an amount equal to one times his target annual bonus in effect for the then-current performance cycle; and (iii) vesting of a pro-rata portion of any outstanding, unvested performance-based restricted stock units (“PBRSUs”), based on the number of days of employment during the performance period and actual performance on the underlying metrics. In addition, SCILLC would continue to cover the employer portion of COBRA coverage for medical, dental, and vision benefits for two years following termination and would provide outplacement assistance up to a maximum of $25,000.

Without Cause or For Good Reason Following a Change in Control. Under the New Agreement, if Mr. Keeton’s termination without cause or resignation for good reason occurs within two years following a “change in control” (as defined in the New Agreement), then, in lieu of the payments and benefits otherwise due him on such a termination, he would be entitled to receive: (i) 1.2 times (rather than one times) his annual base salary; (ii) 1.2 times (rather than one times) his target annual bonus in effect for the then-current performance cycle; (iii) full vesting (rather than a pro-rata portion) of any outstanding, unvested PBRSUs at the target level (or based on actual performance, if the performance period ended prior to the termination date); (iv) full vesting of any outstanding, unvested time-based restricted stock units; and (v) the same COBRA premium coverage and outplacement assistance he would be entitled to receive upon such a termination in the absence of a change in control. In the event that the amounts payable to Mr. Keeton in connection with a “change in control” would constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, thus triggering an excise tax under Section 4999, the New Agreement provides for a “best net” approach (reducing the payments and benefits otherwise provided to him if it would be more favorable to him on a net after-tax basis than receiving the full payments and paying the excise taxes).

Death or Disability. In the event of Mr. Keeton’s death or disability, SCILLC would pay Mr. Keeton a pro rata portion of his annual bonus based on the prior year’s bonus achievement.

In all cases, amounts due Mr. Keeton would be paid net of any applicable withholdings and without any tax gross-ups.

General Release Requirement and Restrictive Covenants. In order to receive the severance benefits (including equity acceleration) due him on any termination without cause or for good reason, Mr. Keeton would be required to sign (and not revoke) a general release and waiver in substantially the form attached to the New Agreement and continue to comply with certain employee non-solicitation (two years) and non-competition covenants (one year) as well as confidentiality agreements (for an indefinite period).

The foregoing summary of the material terms of the New Agreement is qualified in its entirety by the form of New Agreement, a copy of which is filed as Exhibit 10.1 to, and is hereby incorporated by reference to, this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The below exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Form of Employment Agreement for Executive Vice Presidents/Group Presidents

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: March 4, 2024	By:	/s/ Pamela L. Tondreau
Pamela L. Tondreau
Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary